                                                                    EXHIBIT 14.1

                     ST. MARY LAND & EXPLORATION COMPANY

                       CODE OF BUSINESS CONDUCT AND ETHICS

               Adopted by the Board of Directors on March 27, 2003

Overview

         St. Mary Land & Exploration Company has a long-standing commitment to and reputation for complying with applicable laws, rules and regulations and conducting business with honesty and high ethical standards. Upholding this commitment and maintaining our valuable reputation for doing what is right is critical for our continued success.

         This Code of Business Conduct and Ethics (the "Code") summarizes our standards of business conduct and ethical principles. It applies to all employees, officers and members of the Board of Directors of St. Mary. St. Mary also expects others who work on St. Mary's behalf, such as agents and consultants, to be guided by this Code in their work for St. Mary. All of the foregoing persons are from time to time directly referred to herein as "you."

         Beyond compliance with applicable laws, rules and regulations, you are expected to observe high standards of business and personal ethics in your work for St. Mary. This requires the practice of honesty and integrity in every aspect of dealing with other St. Mary employees, the public, business partners and the business community, stockholders and governmental and regulatory authorities. Since no code or policy can address every ethical choice that you may face in our business, St. Mary also relies on your good sense and judgment of what is right, including a sense of when it is appropriate to seek guidance from others on the proper course of conduct.

         Compliance with this Code is imperative. Violations will result in corrective and disciplinary action, which may include dismissal.

Compliance with Laws, Rules and Regulations

         Obeying the law, both in letter and in spirit, is the foundation on which St. Mary's ethical standards are built. In performing your work for St.
Mary, you must comply with all applicable governmental laws, rules and regulations of the jurisdictions in which we operate. Although not everyone is expected to know all of the details of these laws, rules and regulations, which can be complex, you are expected to understand the general legal and regulatory framework applicable to your job function and to know enough to determine when to seek advice from supervisors, managers or other appropriate personnel with respect to a compliance issue that may arise. Accordingly, you are expected to be familiar with, through continuing education if appropriate, the laws, rules and regulations applicable to your particular areas of responsibility for St.
Mary.

Conflicts of Interest

         A "conflict of interest" exists when an employee, officer or director has a material private interest or personal relationship that interferes, or even appear to interfere, with the interests of St. Mary as a whole. A conflict of interest can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her St. Mary work objectively and effectively. It is St. Mary's policy that actual or apparent conflicts of interest must be avoided, and any material transaction or relationship involving a potential conflict of interest must be approved in advance by the Board. In addition, all related party transactions of St. Mary must be reviewed and approved by the Audit Committee of the Board.

         Conflicts of interest may also arise if an employee, officer or director, or a member of his or her family, receives improper personal benefits as a result of his or her position with St. Mary. Company loans to or guarantees of obligations of such persons are of special concern, and personal loans to executive officers and Directors are prohibited by the Sarbanes-Oxley Act of
2002. It is St. Mary's policy that such conflicts of interest involving improper personal benefits are prohibited.

         If you become aware of any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest, you must promptly report such transaction or relationship to an executive officer.

Corporate Opportunities

         Employees, officers and directors owe a duty to St. Mary to advance St.
Mary's interests when the opportunity to do so arises. It is St. Mary's policy that employees, officers and Directors shall not:

         o   take for themselves personally opportunities that are discovered through the use of St. Mary property, information or position;

         o   use St. Mary property, information, or position for improper personal gain; and

         o   compete with St. Mary directly or indirectly.

         These restrictions shall not apply to the acquisition of less than one percent of the publicly traded securities of another company. While under extraordinary circumstances where it is not detrimental to the Company, it may be proper for St. Mary to grant a waiver to the foregoing policy, any waiver with respect to an executive officer or a Director must be approved by the Board and disclosed to shareholders.

Confidentiality

         You must strictly maintain the confidentiality of confidential and proprietary information entrusted to you by St. Mary or its business partners, except when disclosure is authorized in advance by an appropriate spokesperson under St. Mary's Fair Disclosure Policy or is legally mandated. Confidential information includes all non-public information that might be of use to competitors or harmful to St. Mary or its business partners if disclosed. It also includes information that business partners have entrusted to us. The obligation to preserve confidential and proprietary information continues even after your employment or other relationship with St. Mary ends. Strict maintenance of the confidentiality of confidential and proprietary information is also required by St. Mary's Employee Handbook, Fair Disclosure Policy and
Insider Trading Policy, and you should refer to those documents for further details.

Competition and Fair Dealing

         St. Mary seeks to outperform its competition fairly and honestly, not through unethical or illegal business practices, and you should endeavor to deal fairly with St. Mary's business partners, suppliers, competitors and employees.
No one should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice. Misappropriating proprietary information of other companies or inducing disclosures of such information by past or present employees of other companies is prohibited.

Business Entertainment and Gifts

         The purpose of business entertainment and gifts is to create goodwill and sound working relationships, not to gain unfair advantage. No business entertainment or gift should ever be offered, given, provided or accepted unless it:

               o     is not a cash gift;

               o     is consistent with customary business practices;

               o     is not excessive in value;

               o     cannot be construed as a bribe or payoff; and

               o     does not violate any laws, rules or regulations.

You should discuss with your supervisor any gifts or proposed gifts which you are not certain are appropriate.

Protection and Proper Use of Company Assets

         You should take appropriate steps within your areas of responsibility for St. Mary to protect its assets and ensure their efficient use. All St. Mary assets should be used for St. Mary business purposes. Incidental personal use of telephones, fax machines, copy machines, personal computers, and similar equipment is generally allowed if there is no significant additional cost to St.
Mary, it does not interfere with your work duties and is not related to an illegal activity.

         The obligation to protect St. Mary's assets includes protection of St.
Mary's proprietary information. Proprietary information includes intellectual property such as trade secrets, as well as business plans, engineering and production ideas, databases, records, salary information and any unpublished financial, operating or resources data and reports. Unauthorized use or distribution of St. Mary's proprietary information would violate this Code and could also be illegal and result in civil or even criminal penalties.

Insider Trading

         St. Mary's Insider Trading Policy prohibits employees, officers and
Directors who become aware of material nonpublic information about St. Mary or another company during the course of their employment or relationship with St.
Mary from seeking to benefit personally by buying or selling securities on the basis of material nonpublic information about that security of the issuer of that security. Under Securities and Exchange Commission rules, the purchase or sale of a security is generally deemed to be "on the basis" of material nonpublic information if the person making the trade was "aware" of the information when the person made the trade. In addition, the Insider Trading
Policy prohibits you from "tipping" others with material nonpublic information where they may make a profit or avoid a loss through the trading of securities.
Insider trading and tipping is not only unethical and contrary to the Insider
Trading Policy and this Code, but is also illegal and will be dealt with decisively. If you have any questions, you should refer to the Insider Trading
Policy or contact the Vice President - Finance.

Equal Employment Opportunity

         St. Mary provides an equal employment opportunity to all individuals based on job-related qualifications and ability to perform the job, without regard to age, sex, race, color, religion, national origin or disability. For further details regarding St. Mary's equal employment opportunity policy, you should refer to the Employee Handbook.

Harassment

         St. Mary strives to provide a workplace free of harassment of any type.
For further details regarding St. Mary's policy against harassment and related reporting and disciplinary procedures, you should refer to the Employee
Handbook.

Health and Safety

         St. Mary strives to provide each employee with a healthy and safe work environment. Each employee is responsible for maintaining a healthy and safe workplace for all employees by following health and safety rules and practices and promptly reporting accidents, injuries and unsafe equipment, practices or conditions.

         Employees should report to work in a condition to perform their duties free from the influence of alcohol or drugs. For further details regarding St.
Mary's policy against alcohol and drug abuse, you should refer to the Employee
Handbook.

Environment

         St. Mary's operations are subject to numerous laws, rules and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. St. Mary's Environmental
Management Program sets forth environmental issue reporting requirements and procedures based on the laws, rules and regulations for each applicable jurisdiction and St. Mary's regional operations managers must follow these requirements and procedures.

         St. Mary is committed to the protection of the environment by minimizing the environmental impact of our operations and we intend to comply with all applicable environmental laws, rules and regulations and our
Environmental Management Program. If you become aware of an unreported spill or any other environmental compliance problem, you must promptly report the same to an appropriate St. Mary officer or supervisor.

Accounting and Other Information Records

         St. Mary relies on its accounting and other information records to produce financial statements and other reports for management, stockholders, creditors, governmental agencies and others, and applicable laws, rules and regulations require that St. Mary keep accurate books and records and maintain a system of internal controls to ensure that our records fairly reflect our transactions.

         All St. Mary accounting and other information records, as well as reports produced from those records, must be kept and presented in accordance with applicable laws, rules and regulations. In addition, St. Mary's accounting records must accurately and fairly reflect in reasonable detail St. Mary's assets, liabilities, revenues and expenses and facilitate the preparation of financial statements in accordance with generally accepted accounting principles. Compliance with St. Mary's system of internal accounting controls is required at all times. Therefore, unrecorded funds, assets, liabilities or any other material item shall not occur and false or intentionally misleading entries, including intentional misclassification of transactions as to accounts, departments or accounting periods, must not be made in St. Mary's accounting records. All transactions shall be supported by accurate documentation in reasonable detail and recorded in the proper account and in the proper accounting period.

         Many employees regularly use business expense accounts, which must be documented and recorded accurately. For further details regarding the submission and approval of business expense reports, you should refer to the Employee
Handbook.

         All business records and communications should be clear, truthful and accurate. Since business records and communications can become public through litigation, government investigations and the media, exaggeration, inappropriate language, derogatory remarks, guesswork or inappropriate characterizations of people and companies that can be misunderstood must be avoided. This applies equally to e-mail messages, internal memos and formal reports. Records must be retained in accordance with applicable laws, rules and regulations and applicable Company record retention policies. In the event of a pending or anticipated subpoena, legal proceeding or governmental investigation, you must not dispose of, alter or conceal any records or documents that are in any way related or relevant to that matter. If you have any questions in this area, you should contact the Vice President - Land and Legal.

Complaints or Concerns About Accounting or Auditing Matters

         The Audit Committee of the St. Mary Board of Directors has established procedures for the receipt, retention and treatment of any complaints received regarding accounting, internal accounting controls or auditing matters of St.
Mary and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters of St. Mary. If you have any concerns regarding accounting, internal accounting controls, auditing matters or comparable items of St. Mary, you may contact any member of the Audit
Committee, any other Director or officer of St. Mary and our independent auditors. An employee may submit any concern on a confidential and anonymous basis in accordance with the Procedures for Accounting/Auditing Complaints and
Concerns posted in each office. If you receive a complaint or a concern, you must promptly forward such information to the Chairperson of the Audit Committee and the Vice President - Finance of St. Mary in accordance with those procedures.

Disclosures in SEC Reports and Other Public Communications

         It is St. Mary's policy that there shall be full, fair, accurate, timely and understandable disclosure in reports and documents that St. Mary files with or submits to the SEC and in other public communications made by St.
Mary. St. Mary maintains a system of disclosure controls and procedures that are designed for the purposes of ensuring that information required to be disclosed in St. Mary's SEC reports is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms, and that such information is accumulated and communicated to the appropriate executive officers of St. Mary to allow timely decisions regarding required disclosure.
Compliance with those disclosure controls and procedures is imperative. All St.
Mary press releases and other similar public communications must be approved by the appropriate spokesperson(s) under St. Mary's Fair Disclosure Policy and shall be the product of the good faith best efforts of all persons involved to present the information in a full, fair, accurate, timely and understandable manner.

Political Contributions

         Except for certain nonfederal elections, political contributions to candidates by corporations are prohibited under U.S. law. Accordingly, it is St.
Mary's policy that no one may make or commit to any political contributions on behalf of St. Mary, and political contributions may not be made, either directly or indirectly, through the use of St. Mary expense accounts, through payments to third parties or through other such devices.

Payments to Government Personnel

         There are a number of laws, rules and regulations which prohibit the payment of inappropriate gratuities to U.S. government personnel. The offer, promise or delivery to a federal government official or employee of a gift, favor or other gratuity in violation of these laws, rules and regulations would not only violate St. Mary policy but could also be a criminal offense. State and local governments may have similar laws, rules and regulations. In addition, the
Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. Illegal payments to government officials, either directly or through agents or other third parties, are strictly prohibited. If you have any questions in this area, you should contact the Vice
President - Land and Legal.

Administration of the Code

         The Board shall review this Code as circumstances dictate, and when necessary or desirable amend the Code to ensure that:

         o     St. Mary continues to comply with applicable laws, rules and regulations, including those of the SEC and the New York Stock
               Exchange;

         o     St. Mary meets industry standards;

         o     St. Mary continues to observe high standards of business ethics and conduct; and

         o     any weaknesses revealed through monitoring, auditing and
               reporting systems, or otherwise revealed, are eliminated or corrected.

         The Code shall be distributed to all employees, officers and agents of
St. Mary, and shall be disclosed in accordance with the requirements of the SEC and the New York Stock Exchange.

Changes to or Waivers from the Code

         Any changes to this Code and any waiver from this Code, including an implicit waiver resulting from inaction with respect to a reported or known violation of this Code, for an executive officer or Director of St. Mary may be made only by the Board and shall be promptly disclosed to stockholders and others as required by law, SEC rules and regulations, and New York Stock
Exchange rules. Any other change or waiver may be made only by an executive officer of St. Mary.

Compliance and Internal Reporting of Violations

         You are encouraged to talk to supervisors, managers or other appropriate St. Mary personnel with whom you feel comfortable when in doubt about the best course of action in a particular situation. If you become aware of conduct or a matter which you reasonably believe constitutes a violation of this Code or applicable laws, rules or regulations, you must promptly report your concern to an executive officer of St. Mary or if it involves an executive officer or Director to the Board or to the Audit Committee of the Board if it
involves an accounting or information records matter.

         It is St. Mary's policy that there shall be no retaliation, discrimination or intimidation in any form against any person who in good faith and pursuant to the provisions of this Code reports conduct or a matter which the reporting person reasonably believes constitutes a violation of this Code or applicable laws, rules or regulations (except that appropriate disciplinary action may be taken against the reporting person if such person was involved in the violation). The confidentiality of a reporting person shall be protected to the extent possible, consistent with law and the requirements necessary to conduct an effective investigation of the conduct or matter.

Investigation of Violations

         If, through compliance monitoring, internal or independent audit procedures, reports under this Code or otherwise, St. Mary receives information regarding a potential violation of this Code, an executive officer, or if the matter involves an executive officer or Director, the Board, shall, as appropriate:

         o     evaluate such information as to gravity and credibility;

         o     initiate an informal inquiry or a formal investigation with respect thereto;

         o     prepare a report of the results of such inquiry or investigation, including recommendations as to the disposition of such matter;

         o     determine and implement the appropriate disciplinary action; and

         o     recommend any changes in this Code necessary or desirable to prevent further similar violations.

         In the event that an executive officer determines that the gravity and credibility of the information concerning a potential violation of the Code warrants an investigation conducted by the Board, or if an executive officer or
Director is involved in the potential violation, the Board shall, as appropriate, conduct an investigation in a manner consistent with the foregoing procedures. All employees, officers and Directors are expected to cooperate in any investigation of a potential violation of this Code.

         All documents and reports with respect to potential violations of this
Code and the resolution and any action taken with respect thereto shall be retained in accordance with applicable laws, rules and regulations.

Disciplinary Measures

         St. Mary shall promptly and consistently enforce this Code through appropriate means of discipline. Potential disciplinary measures shall include, but are not limited to, counseling, oral or written reprimands, warnings, probation or suspension without pay, demotions, reductions in salary or other compensation, termination of employment or relationship and restitution.

         Persons subject to disciplinary measures shall include, in addition to the principal violator, others involved in the violation such as persons who fail to use reasonable care to detect a violation, persons who if requested to provide information withhold material information about a violation, and supervisors who approved or condoned the violation or attempted to retaliate against a person who reported the violation or the violators.

Other St. Mary Policies and Procedures

         This Code is not intended to supersede the existing St. Mary policies and procedures already in place and set forth in St. Mary's Employee Handbook,
Fair Disclosure Policy and Insider Trading Policy. Certain policies and procedures referred to herein are contained in their entirety in those other documents, and you should refer to those documents for a complete description of such policies and procedures.